UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 3) *


                        UNITED TENNESSEE BANKSHARES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  91307P 10 3
                                 --------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

             [ ]  Rule 13d-1(b)

             [X]  Rule 13d-1(c)

             [ ]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 6 pages


------------------------------------------------------------------------------------------------------------------
CUSIP NO. 91307P 10 3                                        13G                      PAGE 2 OF 6 PAGES
--------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           RICHARD G. HARWOOD
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                           (a) [ ]
                                                                                           (b) [X]
--------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY




--------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA
--------------------------------------------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                                 23,076
         SHARES           ------------------------------------------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER                               43,077
        OWNED BY          ------------------------------------------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER                            63,587
       REPORTING          ------------------------------------------------------------------------------------------
        PERSON            8      SHARED DISPOSITIVE POWER                          43,077
         WITH
--------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                106,664
--------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
           [  ]
--------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    8.7%
--------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                    IN
--------------------------------------------------------------------------------------------------------------------









--------------------------------------------------------------------------------------------------------------------
CUSIP NO. 91307P 10 3                                        13G                      PAGE 3 OF 6 PAGES
--------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           MARGARET R. HARWOOD
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                                           (a) [ ]
                                                                                           (b) [X]
--------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------------------------------------------
       NUMBER OF          5      SOLE VOTING POWER                                  3,936
         SHARES           ------------------------------------------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER                                5,832
        OWNED BY          ------------------------------------------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER                             3,936
       REPORTING          ------------------------------------------------------------------------------------------
        PERSON            8      SHARED DISPOSITIVE POWER                           5,832
         WITH
--------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 9,768
--------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
           [  ]
--------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    0.8%
--------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                    IN
--------------------------------------------------------------------------------------------------------------------

                                                             -------------------
                                                               PAGE 4 OF 6 PAGES
                                                             -------------------
                       Securities and Exchange Commission
                             Washington, D.C. 20549


ITEM 1(A)         NAME OF ISSUER:  United Tennessee Bankshares, Inc.

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  344 W. Broadway, Newport, Tennessee  37821

ITEM 2(A)         NAMES OF PERSONS FILING:  Richard G. and Margaret R. Harwood

ITEM 2(B)         ADDRESS OF PRINCIPAL BUSINESS OFFICE:  Same as Item 1(b).

ITEM 2(C)         CITIZENSHIP:  United States of America

ITEM 2(D)         TITLE OF CLASS OF SECURITIES:  Common Stock, no par value.

ITEM 2(E)         CUSIP NUMBER:  91307P 10 3

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
                  Not applicable. This Statement is being filed pursuant to Rule 13d-1(c)

ITEM 4            OWNERSHIP.

                  (A) AMOUNT  BENEFICIALLY OWNED: See Row 9 of the second part
                      --------------------------
                      of the cover page for each reporting person.

                  (B) PERCENT OF CLASS:  See Row 11 of the second part of the
                      ----------------
                      cover page for each reporting person.

                  (C) NUMBER OF SHARES AS TO WHICH THE PERSON HAS: See Rows 5,
                      -------------------------------------------
                      6, 7, and 8 of the second part of the cover page for each reporting person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

                                                              ------------------
                                                               PAGE 5 OF 6 PAGES
                                                              ------------------
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
              See Exhibit A

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.
              Not applicable.

ITEM 10.      CERTIFICATION.

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                              ------------------
                                                               PAGE 6 OF 6 PAGES
                                                              ------------------

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




         /s/ Richard G. Harwood                             February 17, 2004
         -------------------------------                    --------------------
         Richard G. Harwood                                 Date

         /s/ Margaret R. Harwood                            February 17, 2004
         -------------------------------                    --------------------
         Margaret R. Harwood                                Date

                                                                       Exhibit A
                                                                       ---------
         Members of the group:

         Richard G. Harwood
         Margaret R. Harwood

                                                                       EXHIBIT B
                                                                       ---------
                         AGREEMENT RELATING TO FILING OF
                           JOINT STATEMENT PURSUANT TO
                               RULE 13d-1(k) UNDER
                       THE SECURITIES EXCHANGE ACT OF 1934

     The Undersigned agree that the Statement on Schedule 13G to which this Agreement is attached is filed on behalf of each of them.




Date: February 17, 2004                         By:/s/ Richard G. Harwood
                                                   ----------------------------
                                                   Richard G. Harwood


                                                By:/s/ Margaret R. Harwood
                                                   ----------------------------
                                                   Margaret R. Harwood